Exhibit 23.1





                  INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
JLM Couture, Inc.


  We hereby consent to incorporation by reference in Registration Numbers 333-48477 and 333-56434 on Form S-8 of our report dated January 23, 2003 on the consolidated balance sheet of JLM Couture, Inc. and Subsidiaries as of October 31, 2002 and 2001 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended October 31, 2002 and 2001, which appear in the October 31, 2002 annual Report on Form 10-KSB of JLM Couture, Inc.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York
February 13, 2003